Exhibit 99.1

VOXX International Reports Receipt of Notice from Nasdaq

Regarding Delayed Filing of Quarterly Report on Form 10-Q

ORLANDO, FL.— January 31, 2025 — VOXX International Corporation (NASDAQ: VOXX) (“VOXX” or the “Company”), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, as well as strategic joint ventures including biometrics, today announced that it received a notice dated January 28, 2025 (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”), stating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended November 30, 2024 (the “Quarterly Report”), the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (“SEC”). The Notice has no immediate effect on the listing of the Company’s shares on Nasdaq.

As previously reported in its Form 12b-25 filed with the SEC on January 10, 2025, the Company was not able to file its Quarterly Report on Form 10-Q for the period ended November 30, 2024 (the “Quarterly Report”) within the prescribed time period.

On December 17, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gentex Corporation, a Michigan corporation (“Gentex”), and Instrument Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gentex (“Merger Sub”), pursuant to which, on the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Gentex. As a result of entry into the Merger Agreement, in connection with its triggering events review, the Company determined that it was necessary to test its goodwill, other intangible assets, and other long-lived assets for impairment. Due to the time necessary to conduct the impairment test, the Company was unable to timely file the Quarterly Report.

Under Nasdaq rules, the Company has 60 calendar days, or until March 31, 2025, to either file the Quarterly Report or to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule (the “Compliance Plan”). If the Company does not file the Quarterly Report but submits a Compliance Plan, and Nasdaq accepts the Compliance Plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date, or until July 14, 2025, to file the Quarterly Report and regain compliance. If Nasdaq does not accept the Company’s Compliance Plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company intends to file the Quarterly Report within the 60-day period described above.

About VOXX
VOXX International (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive Electronics and Consumer Electronics industries. Over the past several decades, VOXX has built market-leading positions in in-vehicle entertainment and automotive security, as well as in a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements: (i) the Company’s inability to file the Quarterly Report by March 31, 2025, and in such event, Nasdaq not accepting the Company’s plan to regain compliance with Nasdaq Listing Rule 5250(c)(1), (ii) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its shares of common stock, (iii) other factors described under Risk Factors in our most recent Form 10-K and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports the Company files with the SEC.

Investor Relations Contact:

Glenn Wiener, President & CEO

GW Communications (for VOXX)

Email: gwiener@gwcco.com